Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
   Arbitron Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-56826) on Form S-8 of Arbitron Inc. of our report dated June 27, 2008, with respect to the statements of net assets available for benefits of the Arbitron 401(k) Plan as of December 31, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years ended December 31, 2007 and 2006, and the related supplemental schedule of assets (held at end of year) as of December 31, 2007, which report appears elsewhere in this Form 11-K of the Arbitron 401(k) Plan.
/s/ KPMG LLP

Baltimore, Maryland
June 27, 2008

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